PRISTINE SOLUTIONS, INC. 8-K

Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into as of this 12th day of September, 2012 (the "Effective Date"), by and between Eaton Scientific Systems, Ltd. a Nevada corporation with offices at 9595 Wilshire Blvd. Suite 900 Beverly Hills, CA 90212 (or the "Company") and Dr. Jennifer Berman, MD, California corporation at 1125 S. Beverly Drive, Suite 720 Los Angeles, CA 90035 ("Consultant" or “Berman”) (together the "Parties").

WHEREAS, Consultant possesses certain skills and expertise;

WHEREAS, Company wishes to retain the services of Consultant on the terms and conditions set forth below, and

WHEREAS, Consultant is willing to provide services to the Company, on the terms and conditions set forth below,

NOW, THEREFORE, the parties agree as follows:

Services. Berman will perform the services set forth on Exhibit A, or as amended by mutual written agreement.  It is agreed and understood that the nature and manner of services provided hereunder shall be within Berman’s area of professional expertise and/or historical experience.

(a)	Direction. Berman shall be directed by and shall report to Michael J. Borkowski or his successor.

(b)	Start Date. Berman's consulting obligations to Company shall begin on October 1, 2012

(c)
Term.  This Agreement shall commence on the Start Date and, unless earlier terminated in accordance with Section 15, shall continue up to and including October 1, 2013 (the "Term").  The Parties can automatically extend the Term in three-month increments upon mutual agreement. Any extension shall be in writing.

Method of Performance. The Berman and Company shall determine the method, details, and means of performing and fulfilling her duties hereunder.

Other Employment.  The Company acknowledges and agrees that Berman may assume other commitments, and has ongoing or intends to obtain engagements outside of Berman's work for Company during the Term ("Other Engagements"); provided that Berman fully complies with the confidentiality obligations contained in Section 9.  Berman shall reasonably notify Company of any Other Engagements, which may pose a conflict of interest, it being understood that such notice shall allow Company sufficient basis to proceed in accordance with Section 15(b)(2), below.

Status as Independent Contractor; Nature of Relationship. It is agreed and understood that the Consultant is an independent contractor and will not act as an agent nor shall she be deemed an employee of the Company for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits, and worker’s compensation insurance, or otherwise.  Berman shall not enter into any agreement or incur any obligations on Company’s behalf, or commit Company in any manner without Company’s prior written consent.

Resources. Berman shall provide such tools and facilities, as Berman may deem necessary in the performance of Berman's duties hereunder.  Upon Berman's reasonable request, the Company shall provide such incidental resources to Berman as the Company in its discretion believes may be warranted.

Compensation. It is agreed and understood, that subject to the Term and performance and under Section 1, Berman shall be paid as set forth in Exhibit “A”. Berman shall be solely responsible for and agrees that he or she will in a timely fashion pay all federal, state and other taxes on the amounts set forth in this Section.

i)	Cash. Company will pay Berman a fee of five thousand (“$5,000”) dollars to be paid to Berman on a monthly basis for a period of six (6) months and then rise to $6,000 for six (6) months.

ii)
Equity. Berman will receive, as part of his compensation stock options through the company’s Employee Stock Option Plan (“ESOP”).  Berman will be granted 6,210,000 Options with a strike price of ten ($.10) cents.  The Berman Options will vest on a quarterly basis for a period of two years.  The first Stock options are to be granted on January 1, 2013 in the amount of 887,142.  Each Quarter after that the Berman will have 887,142 of their Options Vest.

Expenses.   Berman will be reimbursed for the reasonable expenses she incurs directly in connection with services provided under this Agreement, following the submission of documentation evidencing and confirming such expenses.

 a.    Travel:  Company to provide in advance and make all arrangements for any required travel (including air transportation, ground transportation, hotel and $150 per diem) from Berman's residence to all media appearances/activities surrounding its program.

i.
Travel within a 75-mile radius of Berman's address for Company business or appearances on behalf of Company Berman shall have portal-to-portal ground transportation to and from appearances made available to her.

ii.	Berman shall receive one (1) room accommodations in a three-star hotel for two (2) nights, unless travel requires a third night stay.

iii.	Travel outside a 75 mile radius of Berman's address for Company business or appearances on behalf of Company;

iv.	one (1) round-trip airfare (business class) and portal to portal ground transportation

v.	one (1) room accommodations in a three-star hotel for two (2) nights, unless travel requires a third night stay,

vi.	Any other costs beyond $150 per diem incurred by Berman will be her own responsibility

b.         Hair & Make-up:  A hair and make-up and wardrobe stylist(s) will be provided by Company for all on-camera media appearances. For local appearances in Los Angeles, Agency to Berman's hair/make-up person, Ms. Judy Haft, at her negotiated rate with Company per appearance.

Compliance with all Laws.  Berman agrees that in the course of providing his services to the Company, she will not engage in any practice or commit any acts in violation of any federal, state or local law or ordinance.

Non-Disclosure Obligations.

(d)
Definition of "Information."  “Information” shall mean materials, data, or information in any form, whether written, oral, digital, or otherwise, provided by or obtained from Company, Company's agents, or Company's contractors in connection with Berman's engagement by Company.  Technical or business information of a third person furnished or disclosed to Berman under this Agreement shall constitute Information of Company unless otherwise specifically indicated in writing.

(e)
Confidential Information.  For purposes of this Agreement, the term "Confidential Information" shall mean Information regarding Company's business including, but not limited to, Information regarding diagnostic and medical device products, processing and manufacturing capabilities, copyrighted or patentable subject matter, research, development, innovations, inventions, designs, technology, improvements, trade secrets, business affairs and finances, customers, employees, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, data formats, and business methodologies.

(f)
Berman's Obligations.  Berman shall maintain all Confidential Information relating to or obtained from Company by Berman in confidence, and Berman shall use best efforts to protect and safeguard the Confidential Information.

(g)
Use of Confidential Information.  Without Company's prior written approval, Berman: (a) shall not use Confidential Information directly or indirectly for any purpose except in connection with the services Berman performs on behalf of Company; and (b) shall not disclose, sell, assign, transfer, share or lease Confidential Information of Company, or make such Confidential Information available to, or make it available for the use or benefit of, any third party.

(h)	Exceptions to Confidentiality Obligations. The obligations of this Agreement shall not apply to Confidential Information which Berman shall demonstrate, by clear and convincing evidence:

1.	is or becomes publicly available (other than through unauthorized disclosure under this Agreement);

2.
is already known by Berman without an obligation of confidentiality prior to the disclosure thereof by Company, as evidenced by Berman's written records, maintained in the ordinary course, existing before the first date of Berman's engagement with Company; or

3.	is rightfully received by Berman from a third party free of any obligation of confidentiality.

Former Engagement Information.  Berman shall not, during Berman's engagement with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer, hiring party, or other person or entity with which Berman has an agreement or duty to keep in confidence, if any, and shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person, hiring party, or entity.

Court or Agency Order.  In the event Berman receives a subpoena or order of a court or administrative body requesting disclosure of Company’s Confidential Information, Berman agrees (a) that, as promptly as possible after learning of such disclosure obligation and before making such disclosure, Berman shall notify Company of such obligation to make such disclosure, to allow Company an opportunity to object to such disclosure or to obtain a protective order or other appropriate relief; (b) that Berman shall provide such cooperation and assistance, at Company's expense, as Company may reasonably request in any effort by Company to obtain such relief; and (c) that Berman shall take all appropriate steps to limit the amount and scope of Confidential Information so disclosed and to protect its confidentiality.

Non-Solicitation.  Berman agrees not to solicit or encourage employees of the Company to work for a Competitor during the Term, and for a period of one year after expiration of the Term. "Competitor" means any person or organization, including Berman herself, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.  "Competing Product" means any product, process, or service of any person or organization other than the Company, in existence or under development, which both (A) is identical to, substantially the same as, or an adequate substitute for any product, process, or service of the Company, in existence or under development, on which Berman works during the Term or about which Berman acquires Confidential Information, and (B) is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company.

Patent and Copyright Registration.  Berman agrees to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

Termination.  This Agreement may be terminated without liability as follows:

(i)
For Cause.  If either Party is in material breach, the non-breaching party may terminate this Agreement upon providing the breaching party (a) with written notice, specifying the breach, and (b) with a ten (10) day opportunity to cure, commencing upon the effective date of such notice.

Survival.  The following provisions shall survive the expiration or termination of this Agreement:  Sections the applicable part of 6 (success fee) 9, 11, 12, 14, and 17.

Return of Property.  Berman expressly agrees that upon completion of his or her consulting services under this Agreement, or at any time prior to that time upon request of the Company, Berman will return to the Company all property of the Company obtained or received by Berman during the Term of this Agreement including, but not limited to, any and all files, computers, computer equipment, software, diskettes or other storage media, documents, papers, records, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company or its customers or operations.

No Oral Modification.  This Agreement may not be changed orally, and no modification, amendment, or waiver of any provision contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto, unless made in writing and signed by such party.

Entire Agreement.  This Agreement contains the entire agreement between the Parties and supersedes any and all previous agreements of any kind whatsoever between them, whether written or oral, and all prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.  This is an integrated document.

Severability.  In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

Governing Law.  This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the Commonwealth of California and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.  The Parties (i) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the District of California, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Los Angeles County, California; (ii) consent to the jurisdiction of any such court; and (iii) waive any objection which they may have to the laying of venue in any such court.  The Parties also consent to the service of process, pleadings, notices or other papers by regular mail, addressed to the party to be served, postage prepaid, and registered or certified with return receipt requested.

Notices.  All notices, requests, consents, approvals and other communications required or permitted under this Agreement ("Notices") shall be in writing and shall be delivered to the addresses listed above, by mail, by hand, or by facsimile transmission, unless otherwise provided in this Agreement.  Such Notices shall be effective (i) if sent by mail, three business days after mailing; (ii) if sent by hand, on the date of delivery; and (iii) if sent by facsimile, on the date indicated on the facsimile confirmation.  Any party may change its address or facsimile number for notification purposes by giving all of the individuals and entities noted above notice, in accordance with the notice provisions set forth in this Section, of the new address or facsimile number and the date upon which it will become effective.

No Assignment.  Neither this Agreement nor any portion hereof is assignable.

Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year above stated.

EATON SCIENTIFIC SYSTEMS, LTD.

By: /s/ Michael J. Borkowski
Name: Michael J. Borkowski
Title:   CEO

CONSULTANT

/s/ Dr. Jennifer R Berman MD
Dr. Jennifer R. Berman MD

EXHIBIT “A”

CONSULTANT SERVICES

AND

PAYMENT SCHEDULE

CONSULTANT SERVICES

Berman shall provide services that shall include but not limited to the following:

1.	Advocate for the Company and Tropine 3 in media and press and in medical arenas where applicable. This would include media interviews, written interviews in press, both online and traditional media.

2.	Answer questions received from queries sent to her at the Company’s website.

3.	Contribute to the Company’s Blog on its website on issues pertaining to women’s healthcare, women’s sexual health and issues pertaining to menopause.

4.	Allow her picture to be used (one that is approved and submitted by Berman) on the Company’s website.

5.	Participate in a web video presentation on women’s issues as they pertain to menopause and Tropine 3.

6.	Provide insight to the Company’s management on the current state of Women’s Health market in general and the menopause, peri-menopause and post-menopause market.

7 .	Inform her patients to the availability of the Tropine 3 products.

PAYMENT SCHEDULE

1.           Monthly Cash Compensation.      Berman shall receive $5,000 (five thousand) per month for six (6) months commencing October 1, 2012 with the final payment of $5,000 to make on March 1, 2013. From April 1, 2013 to September 1, 2013 Berman shall receive $6,000 (six thousand) per month. From October 1, 2013 to March 1, 2014 Berman shall receive $7,500 (seven thousand and five hundred) per month. If both parties agree to extend the contract for an additional six months commencing on April 1, 2014 and ending on September 1, 2014, then Berman’s compensation will continue at the rate of $7500 (seven thousand and five hundred) per month.  The cash compensation shall be negotiated in Good Faith between the Company and Berman for the period between October 1, 2014, and October 31, 2015 From   Payment shall be made on the fifth (5th) of each month for a period of eighteen (18) months.

2.           Berman shall receive her ESOP stock Options no later than November 1, 2012.